Exhibit 4.1(c)


                          Amendment of Rights Agreement



          This Amendment of Rights Agreement is entered into as of July 24, 2002, by and between Cannondale Corporation, a Delaware corporation (the "Company"), and American Stock Transfer and Trust Company, a New York banking corporation ("AST").

                                    RECITALS

          A. On or about December 22, 1997, the Company entered into a Rights Agreement (as amended, the "Rights Agreement") with BankBoston, N.A. (the "Predecessor Agent") as rights agent.

          B. On or about May 21, 2002, the Company removed the Predecessor Agent and substituted AST as rights agent pursuant to Section 21 of the Rights Agreement and an Agreement of Substitution and Amendment of Rights Agreement between the Company and AST.

          C. The Company wishes to amend the definition of "Permitted Transaction" under the Rights Agreement to remove certain potential ambiguities with respect to such term.

                                    AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and of other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

          1. Section 1(l) of the Rights Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

                  "(l) "Permitted Transactions" means an acquisition of Common Stock (or (i) any options or warrants to purchase or rights to subscribe for Common Stock, (ii) securities by their terms convertible into or exchangeable for Common Stock or (iii) options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities) or a tender offer or exchange offer pursuant to a definitive agreement by which a person (who is not at the time an Acquiring Person) would become an Acquiring Person and which has been approved by a Requisite Majority prior to the execution of the definitive agreement providing for the acquisition or the public announcement of the offer, as the case may be."

          2. Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

          3. This Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.

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          IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date indicated above.

                                         CANNONDALE CORPORATION

                                         By: /s/  William Luca
                                            --------------------------------

                                         Name:    William Luca
                                              ------------------------------

                                         Title:  Vice President
                                               -----------------------------



                                         AMERICAN STOCK TRANSFER & TRUST COMPANY

                                         By: /s/ Herbert J. Lemmer
                                            --------------------------------

                                         Name:  Herbert J. Lemmer
                                              ------------------------------

                                         Title:  Vice President
                                               -----------------------------




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